Exhibit 10.35

AMENDMENT

TO THE

SEVERANCE AGREEMENT

This Amendment to the Severance Agreement is made as of December 5, 2008 by and between FGX International Inc., a Delaware corporation (the “Company”) and Mark Williams, a resident of the State of Rhode Island (“Executive”).

WHEREAS, the Company and Executive are parties to a certain Severance Agreement dated as of May 2, 2007 (the “Agreement”);

WHEREAS, pursuant to and in accordance with Section 7 of the Agreement, the Company and Executive desire to amend the Agreement to, among other things, comply with the provisions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).

NOW THEREFORE, in consideration of the foregoing promises and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.            The definition of “Good Reason” set forth in Section 1 shall be amended in its entirety to read as follows:

“’Good Reason’ shall mean any of the following (without Executive’s express written consent): (i) the assignment to Executive by the Company of any duties materially adversely inconsistent with Executive’s status with the Company as Vice President, Corporate Controller, or a material alteration in the nature of Executive’s responsibilities as Vice President, Corporate Controller, or (ii) a material reduction by the Company in Executive’s base salary as in effect on the Effective Date (“Base Salary”) or as the same may be increased from time to time during the term of this Agreement.  Any proposed termination of employment by Executive shall be presumed to be other than for Good Reason unless (x) Executive first provides written notice to the Company within ninety (90) days following the initial existence of the purported Good Reason condition, (y) the Company has been provided a period of thirty (30) days after receipt of Executive’s notice during which to cure, rescind or otherwise remedy the actions, events or circumstances described in such notice and (z) Executive’s termination of employment occurs within two years following the initial existence of the purported Good Reason condition.”

2.            Section 2.a shall be amended to add the following sentence to the end thereof:

“Notwithstanding anything herein to the contrary, each severance payment shall be deemed to be a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.”

3.            A new 5A shall be added to Section 2 to read as follows:

5A.          Section 409A.  To the extent that Executive otherwise would be entitled to any payment (whether pursuant to this Agreement or otherwise) during the six (6) months following Executive’s termination of employment that would be subject to the additional tax imposed under Section 409A of the Code (“Section 409A”), (x) the payment shall not be made to the Executive during such six (6) month period and (y) the payment, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code shall be paid to Executive on the earlier of the six-month anniversary of Executive’s termination date or Executive’s death.  Similarly, to the extent that the Executive otherwise would be entitled to any benefit (other than a payment) during the six months beginning on the date Executive terminates employment that would be subject to the Section 409A additional tax, the benefit shall be delayed and shall begin being provided (together, if applicable, with an adjustment to compensate Executive for the delay) on the earlier of the six-month anniversary of Executive’s termination of employment, or Executive’s death.

4.            Except as expressly provided herein, no other modifications or amendments to the Agreement are being made and, with the exception of the amendment set forth herein, the terms and conditions of the Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

FGX INTERNTIONAL INC.

By:	/s/ Alec Taylor
Title: Alec Taylor, CEO

EXECUTIVE

By:	/s/ Mark Williams